Exhibit 23.1

BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.

Certified Public Accountants
406 Lippincott Drive.
Suite J
Marlton, NJ 08053
(856) 355-5900  Fax (856) 396-0022

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report and by reference as “Experts” in this Registration Statement filed by iVoice, Inc. on Form S-8, of our report dated April 9, 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph in Note 19 relating to the Company's ability to continue as a going concern), appearing in the Annual Report on Form 10-K of iVoice, Inc. for the year ended December 31, 2008.

Bagell, Josephs, Levine & Company, L.L.C.
BAGELL, JOSEPHS, LEVINE & COMPANY, L.L.C.
Certified Public Accountants
Marlton, NJ 08053, New Jersey

August 24, 2009